Exhibit 10.20
FOURTH AMENDED AND RESTATED 2005 OMNIBUS
LONG-TERM INCENTIVE PLAN
PERFORMANCE BASED RESTRICTED STOCK UNIT GRANT AGREEMENT
THIS AGREEMENT, made as of ____________________, 2026, (the “Agreement”) between UNDER ARMOUR, INC. (the “Company”) and _____________________________ (the “Grantee”).
WHEREAS, the Company has adopted the Fourth Amended and Restated 2005 Omnibus Long-Term Incentive Plan, as may be further amended and restated (the “Plan”), which has been delivered or made available to the Grantee, to promote the interests of the Company and its stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and
WHEREAS, the Plan provides for the grant to participants in the Plan of restricted share units, which may be settled in shares of the Company’s Class C stock (the “Class C Stock”).
NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the parties hereby agree as follows:
1.Definitions.
(a)“Adjusted Operating Income” shall mean the Company’s income from operations as reported in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles. The Human Capital and Compensation Committee’s evaluation of Adjusted Operating Income shall exclude the impact of any generally accepted accounting principles changes implemented after the date hereof. In addition, in accordance with Section 17.3.4 of the Plan, the following impacts of acquisitions and divestitures shall be excluded from the Human Capital and Compensation Committee’s evaluation of the Adjusted Operating Income: (i) goodwill impairment charges related to any acquisition or divestiture; (ii) non-capitalized deal costs related to any acquisition completed during the Performance Period; and (iii) the amortization of intangible assets acquired in any acquisition completed during the Performance Period. Further, in accordance with Section 17.3.4 of the Plan, the following items shall be excluded in the Human Capital and Compensation Committee’s evaluation of Adjusted Operating Income: (A) with respect to any particular litigation, investigation, claim, judgment or settlement (a “Litigation Matter”), (x) any costs, expenses or losses incurred or recorded by the Company during the Performance Period related to a particular Litigation Matter or series of related Litigation Matters (which, for the avoidance of doubt, could be zero), minus (y) any recoveries (including insurance) recorded during the Performance Period related to such Litigation Matter or series of related Litigation Matters, if the absolute value of such figure related to a particular Litigation Matter or series of related Litigation Matters exceeds $1.0 million; provided that, for the avoidance of doubt, recoveries related to tariffs paid under the International Economic Emergency Powers Act, Section 122 of the Trade Act of 1974 or similar provisions shall not be considered recoveries in respect of a Litigation Matter; (B) any foreign exchange gains or losses incurred by the Company during the Performance Period arising from the impact of foreign currency changes (such impacts, “Foreign Exchange Impacts”), but only to the extent that the Foreign Exchange Impacts result from foreign currency exchange rates differing from those utilized by the Company at the time the Adjusted Operating Income thresholds were established for purposes of this Agreement, and are greater than the Foreign Exchange Impacts that would have resulted under such foreign currency exchange rates; (C) any impairment charges related to the write-down of the Company’s (x) accounts receivable asset due to the bankruptcy of a customer of the Company, (y) investments made in non-equity method investees or (z) principal operating office, in each case to the extent such impairment charges exceed $1.0 million; (D) any restructuring program charges incurred by the Company during the Performance Period, and any asset write-downs implemented in connection therewith; and (E) any severance or similar compensation-related expense recorded by the Company during the Performance Period with respect to separating employees to the extent such expense related to a particular individual exceeds $1.0 million. Further, in accordance with the Plan, the Human Capital and Compensation Committee’s evaluation of the Adjusted Operating Income shall account for tariff-related volatility in fiscal year 2027 as follows: (1) if the Company achieves an Adjusted Operating Income payout of greater than 100%, and Adjusted Operating Income achievement was positively impacted by changes to tariff rates or refunds as compared to those utilized or assumed by the Company at the time the Adjusted Operating Income thresholds were established for purposes of this Agreement (any such effect whether positive or negative, a “Tariff Change Impact”), then Adjusted Operating Income achievement shall be decreased by (x) the Tariff Change Impact or (y) if such reduction would yield an Adjusted Operating Income payout of less than 100%, the portion of the Tariff Change Impact required to yield an Adjusted Operating Income payout equal to 100%; and (2) if the Company achieves an Adjusted Operating Income payout of less than 50%, and Adjusted Operating Income achievement was negatively impacted by a Tariff Change Impact, then Adjusted Operating Income achievement shall be increased by (x) the Tariff Change Impact or (y) if such increase would yield an Adjusted Operating Income payout of greater than 50%, the portion of the Tariff Change Impact required to yield an Adjusted Operating Income payout equal to 50%.
(b)“Cause” shall mean the occurrence of any of the following: (i) the Grantee’s material misconduct or neglect in the performance of his or her duties; (ii) the Grantee’s commission of any felony, offense punishable by imprisonment in a state or federal penitentiary, any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course; (iii) the Grantee’s material breach of the Company’s written Code of Conduct, as in effect from time to time; (iv) the Grantee’s commission of any act that results in severe harm to the Company excluding any act taken by the Grantee in good faith that he or she reasonably believed was in the best interests of the Company; or (v) the Grantee’s material breach of the Employee Confidentiality, Non-Competition and Non-Solicitation Agreement or the Employee Confidentiality and Non-Solicitation Agreement, as applicable, by and between the Grantee and the Company attached hereto as Attachment A or any other similar agreement entered into by the Grantee and the Company (the “Confidentiality Agreement”). However, none of the foregoing events or conditions will constitute Cause unless the Company provides the Grantee with written notice of the event or condition and thirty (30) days to cure such event or condition (if curable) and the event or condition is not cured within such 30-day period.
(c)“Compensation Committee Certification” shall mean the certification by the Human Capital and Compensation Committee of the Board with respect the Company’s Adjusted Operating Income and Currency Neutral Net Revenue performance for the Performance Period, which certification determines the number of Earned RSUs that are eligible to vest pursuant to Section 6. Upon such certification, any Restricted Stock Units that are determined not to be Earned RSUs shall be immediately forfeited.
(d)“Currency Neutral Net Revenue” shall mean the Company’s net revenues as reported in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles. The Human Capital and Compensation Committee’s evaluation of Currency Neutral Net Revenues shall exclude the impact of any generally accepted accounting principles changes implemented after the date hereof. In addition, in accordance with Section 17.3.4 of the Plan, the following item shall be excluded in the Human Capital and Compensation Committee’s evaluation of the Currency Neutral Net Revenues: any Foreign Exchange Impacts, but only to the extent that the Foreign Exchange Impacts result from foreign currency exchange rates differing from those utilized by the Company at the time the Currency Neutral Net Revenues thresholds were established for purposes of this Agreement, and are greater than the Foreign Exchange Impacts that would have resulted under such foreign currency exchange rates.
(e)“Good Reason” shall mean the occurrence of any of the following events: (i) a material diminishment in the scope of the Grantee’s duties or responsibilities with the Company; (ii) a material reduction in the Grantee’s current base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites; or (iii) a requirement that the Grantee relocate more than fifty (50) miles from his or her primary place of business as of the date of a Change in Control, or a significant increase in required travel as part of the Grantee’s duties and responsibilities with the Company. However, none of the foregoing events or conditions will constitute Good Reason unless (A) the Grantee provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof, (B) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving such written objection, and (C) the Grantee resigns his or her employment within thirty (30) days following the expiration of such cure period.
(f)“Performance Period” shall mean the Company’s fiscal year 2027.
(g)“Retirement” shall mean the Grantee’s voluntary termination from employment after attainment of age 62 with at least five (5) years of continuous service (or after other significant service to the Company, as determined to be satisfied by the Chief Executive Officer and the Chief Financial Officer of the Company in writing); provided, however, that the termination was not occasioned by a discharge for Cause.
(h)An award will qualify as a “Substitute Award” if it is assumed, substituted or replaced by a Successor with awards that, solely in the discretion of the Human Capital and Compensation Committee of the Board, preserves the existing value of the outstanding Restricted Stock Units at the time of the Change in Control and provides vesting and payout terms that are at least as favorable to the Grantee as the vesting and payout terms applicable to the Restricted Stock Units.
(i)“Successor” shall mean the continuing or successor organization, as the case may be, following a Change in Control.
2.Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee an Award of Restricted Stock Units covering ________ shares of the Class C Stock (collectively, the “Restricted Stock Units”). The actual number of shares earned will be 0% to 200% of this target number of Restricted Stock Units depending on the achievement of applicable performance metrics as provided herein. The Purchase Price for the Restricted Stock Units shall be paid by the Grantee’s services to the Company. The Grantee represents that the Restricted Stock Units are being acquired for investment and not with a view toward the distribution or sale thereof.
3.Grant Date. The Grant Date of the Restricted Stock Units hereby granted is May 14, 2026.
4.Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Board, or a Committee thereof, shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.
5.Calculation of Earned Restricted Stock Units. The Grantee is eligible to earn between 0% and 200% of the Restricted Stock Units, with 100% representing the “Target” amount of Restricted Stock Units, and 200% representing the “Maximum” amount of Restricted Stock Units. The number of Restricted Stock Units ultimately earned will depend on the extent to which the applicable performance metrics, Adjusted Operating Income and Currency Neutral Net Revenue, are satisfied during the Performance Period. The Restricted Stock Units will be earned based upon the Company’s level of Adjusted Operating Income and Currency Neutral Net Revenue achieved during the Performance Period as determined in accordance with Exhibit 1 (the “Earned RSUs”). The Earned RSUs will vest only to the extent the Grantee also satisfies the employment service and other requirements set forth in Section 6 below. Any Restricted Stock Units granted to the Grantee that are determined not to be Earned RSUs will be forfeited as of the Vesting Date. Exhibit 1 is attached to this Agreement and incorporated herein and made a part hereof as if stated herein.

6.Vesting and Settlement of Awards.
(a)Vesting. The Earned RSUs shall vest in three equal installments on May 15, 2027 (or if later, the date of the Compensation Committee Certification), May 15, 2028 and May 15, 2029, with the first two installments rounded up or down to the nearest whole share and the third installment including the remaining shares, provided that (i) except as provided in Section 6(b), the Grantee remains continuously employed by the Company through each such applicable vesting date, and (ii) the Grantee has duly executed this Agreement within one (1) year of receipt of the Agreement. Any portion of the Restricted Stock Units granted to a Grantee that are determined not to be Earned RSUs shall be forfeited as of the first vesting date specified in the prior sentence. Except as provided in Section 6(b) or Section 7, all unvested Earned RSUs will be automatically forfeited if the Grantee terminates employment for any reason prior to the applicable vesting date.
(b)Special Vesting Upon Death, Disability and Retirement. Notwithstanding Section 6(a), in the event that the Grantee’s employment with the Company is terminated upon the occurrence of an event specified in sub-clauses (i) through (iv) below, the Earned RSUs shall vest on the dates specified in sub-clauses (i) through (iv) (as applicable) below:
(i)In the event the Grantee’s death or Disability occurs prior to the first vesting date specified in Section 6(a), the number Restricted Stock Units deemed to be Earned RSUs will be 100% of the Restricted Stock Units, and all such Earned RSUs shall immediately vest on the date of the Grantee’s death or termination of employment as a result of Disability;
(ii)In the event the Grantee’s death or Disability occurs on or after the first vesting date specified in Section 6(a), 100% of the Earned RSUs determined under Section 5 shall immediately vest on the date of the Grantee’s death or termination of employment as a result of Disability;
(iii)In the event the Grantee’s Retirement occurs prior to the first vesting date specified in Section 6(a), the following number of Restricted Stock Units deemed to be Earned RSUs: (A) the total number of Earned RSUs determined under Section 5 that the Grantee would have been entitled to receive on the first vesting date specified in Section 6(a) had the Grantee’s Retirement not occurred prior to such first vesting date multiplied by (B) a fraction, the numerator of which is the number of months in the Performance Period during which the Grantee was continuously employed by the Company (rounded up to the nearest whole month), and the denominator of which is thirty-six (36). All such Earned RSUs shall vest on the first vesting date specified in Section 6(a). For the avoidance of doubt, any Restricted Stock Units or Earned RSUs that did not vest pursuant to the preceding sentence shall be forfeited; and
(iv)(iv) In the event the Grantee’s Retirement occurs on or after the first vesting date specified in Section 6(a), 100% of the Earned RSUs determined under Section 5 shall immediately vest on such date of Retirement.
(c)Settlement of Awards. On the first business day after each vesting date described in Sections 6(a) or 6(b), as applicable, the Company shall deliver to the Grantee the number of shares of the Class C Stock to which Grantee’s vested Earned RSUs relate.
7.Change in Control.
(a)In the event of a Change in Control in which the Restricted Stock Units will not be continued, assumed or substituted with Substitute Awards, (i) if the Change in Control occurs on or after the first vesting date specified in Section 6(a), 100% of the Earned RSUs shall vest in full on the day immediately prior to the date of the consummation of the transaction(s) that constitutes the Change in Control, and (ii) if the Change in Control occurs prior to the first vesting date specified in Section 6(a), the number Restricted Stock Units deemed to be Earned RSUs will be 100% of the Restricted Stock Units, and all such Earned RSUs vest in full on the day immediately prior to the consummation of the transaction(s) that constitutes the Change in Control.
(b)In the event of a Change in Control following which the Restricted Stock Units will be continued, assumed or substituted with Substitute Awards, (i) if the Change in Control occurs prior to first vesting date specified in Section 6(a), the number of such Substitute Awards shall be equivalent to 100% of the Restricted Stock Units, and shall vest in the percentages and on the dates set forth in Section 6(a) or 6(b) of this Agreement, as applicable, and (ii) if the Change in Control occurs on or after the first vesting date specified in Section 6(a), the number of such Substitute Awards shall be equivalent to 100% of the Earned RSUs determined under Section 5, and shall vest in the percentages and on the dates set forth in Section 6(a) or 6(b) of this Agreement, as applicable.
(c)If the Restricted Stock Units are substituted with Substitute Awards as set forth in Section 7(b) above, and within two (2) years following the Change in Control the Grantee is terminated by the Successor (or an affiliate thereof) without Cause or resigns for Good Reason, the Substitute Awards shall immediately vest upon such termination or resignation.
(d)On the first business day after each vesting date set forth in Sections 7(a), (b), or (c), as applicable, the Company shall deliver to the Grantee the shares of the Class C Stock to which Grantee’s vested Earned RSUs or Substitute Awards, as applicable, relate.
8.Forfeiture. Subject to the provisions of the Plan and Sections 6 and 7 of this Agreement, with respect to the Restricted Stock Units which have not become vested on the date the Grantee’s employment terminates, the Award of Restricted Stock Units shall expire and such unvested Restricted Stock Units shall immediately be forfeited on such date.
9.Employee Confidentiality Agreement. As a condition to the grant of the Restricted Stock Units, the Grantee shall have executed and become a party to the Confidentiality Agreement.
10.No Shareholder Rights. The Grantee does not have any rights of a shareholder with respect to the Restricted Stock Units. No dividend equivalents will be earned or paid with regard to the Restricted Stock Units.
11.Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
12.Integration. This Agreement and the Plan (including the Confidentiality Agreement) contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to its subject matter.
13.Withholding Taxes. The Grantee agrees, as a condition of this grant, that the Grantee will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting of the Restricted Stock Units, Earned RSUs or delivery of the Class C Stock or other shares acquired in connection with this Award. In the event that the Company determines that any federal, state, local, municipal or foreign tax or withholding payment is required relating to the vesting of the Restricted Stock Units, Earned RSUs or delivery of the Class C Stock or other shares acquired in connection with this Award, the Company shall have the right to require such payments from the Grantee in the form and manner as provided in the Plan. The Grantee authorizes the Company at its discretion to satisfy its withholding obligations, if any, by one or a combination of the following:
(a)to the extent permitted by applicable laws, withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company; or
(b)withholding from proceeds of the sale of shares of the Class C Stock acquired upon settlement of the Restricted Stock Units and/or the Earned RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent required); or
(c)withholding in shares of the Class C Stock to be issued upon settlement of the Restricted Stock Units or Earned RSUs; or
(d)by any other method deemed by the Company to comply with applicable laws.
14.Data Privacy. The Company is located at 1020 Hull Street Baltimore, MD 21230-2080, U.S.A. and grants Restricted Stock Units to employees of the Company and its Subsidiaries and Affiliates, at the Company’s sole discretion. The Grantee acknowledges that he or she has reviewed the following information about the Company’s data processing practices and declares his or her consent.
(a)Collection and Usage. The Company collects, processes and uses personal employee data, including name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, citizenship, job title, any shares of Class C Stock or directorships held in the Company, and details of all equity awards granted, canceled, vested or outstanding in the Grantee's favor, which the Company receives from the Grantee or the Employer (“Data”). If the Company grants the Grantee equity rights under the Plan, then the Company will collect the Grantee’s Data for purposes of allocating shares of Class C Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing, and use of the Grantee’s Data is the Grantee’s consent.
(b)Stock Plan Service Provider. The Company transfers the Grantee’s Data to The Charles Schwab Corporation, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share my Data with another company that serves in a similar manner. The Company’s service provider will open an account for the Grantee to receive and trade shares of Class C Stock. The Grantee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Grantee’s ability to participate in the Plan.
(c)[Reserved].
(d)Voluntariness and Consequences of Consent, Denial or Withdrawal. The Grantee’s participation in the Plan and the Grantee’s grant of consent hereunder is purely voluntary. The Grantee may deny or withdraw his or her consent at any time. If the Grantee does not consent, or if the Grantee later withdraws his or her consent, the Grantee may be unable to participate in the Plan. This would not affect the Grantee’s existing employment or salary; instead, the Grantee merely may forfeit the opportunities associated with participation in the Plan.
(e)Data Retention. The Grantee understands that the Grantee’s Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan.

(f)Data Subject Rights. The Grantee understands that the Grantee may have the right under applicable law to (i) access or copy the Grantee’s Data that the Company possesses, (ii) rectify incorrect Data concerning the Grantee, (iii) delete the Grantee’s Data, (iv) restrict processing of the Grantee’s Data, or (v) lodge complaints with the competent supervisory authorities in the Grantee’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Grantee understands that the Grantee can contact Human Resources at GlobalCompensationTeam@underarmour.com. The Company will process the Grantee’s requests related to these rights as the law allows, which means in some cases there may be legal or other official reasons that Company may not be able to address the specific request related to the Grantee’s rights to protect the Grantee’s privacy. The Company will take steps to verify the Grantee identity before fulfilling any such request.
If the Grantee agrees with the data processing practices as described in this notice, he or she should declare his or her consent by clicking “Accept” on the Charles Schwab award acceptance page.
15.Section 409A. It is intended that the Restricted Stock Units awarded hereunder be exempt from the application of Section 409A of the Internal Revenue Code and applicable guidance thereunder (“Section 409A”) and the Plan and this Agreement shall be construed in a manner that effects such intent. However, the tax treatment of the benefits provided under the Plan or this Agreement is not warranted or guaranteed. Notwithstanding anything to the contrary, to the extent any amount or benefit would constitute non-exempt deferred compensation for purposes of Section 409A, the Plan and this Agreement shall be interpreted and administered in compliance with Section 409A, including the requirement that if the Company determines that the Grantee is a “specified employee” within the meaning of Section 409A, then to the extent any payment under this Agreement on account of the Grantee’s separation from service would be considered nonqualified deferred compensation under Section 409A, such payment shall be delayed until the earlier of (a) the date that is six months and one day after the date of such separation from employment or (b) the date of the Grantee’s death.
16.Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant the Grantee agrees that the Company may deliver the Plan prospectus and the Company’s annual report to the Grantee in an electronic format. If at any time the Grantee would prefer to receive paper copies of these documents, as the Grantee is entitled to receive, the Company would be pleased to provide copies. The Grantee should contact GlobalCompensationTeam@underarmour.com to request paper copies of these documents.
17.Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be signed by the Company through application of an authorized officer’s signature, and may be signed by the Grantee through an electronic signature.
18.Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to the provisions governing conflict of laws. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Maryland, and agree that such litigation will be conducted in the jurisdiction and venue of the United States District Court for the District of Maryland or, in the event such jurisdiction is not available, any of the appropriate courts of the State of Maryland, and no other courts.
19.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
20.Grantee Acknowledgment. The Grantee hereby acknowledges receipt of a copy of the Plan. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the

Board, or a Committee thereof, in respect of the Plan, this Agreement and this Award of Restricted Stock Units shall be final and conclusive.
The Company has caused this Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement and the Plan as of the day and year first written above.

UNDER ARMOUR, INC.
By:

GRANTEE

EXHIBIT 1
PERFORMANCE METRICS SCHEDULE

	Threshold (50%)	Target (100%)	Maximum (200%)
Currency Neutral Net Revenue (35% Weight)	$____	$____	$____
Adjusted Operating Income (65% Weight)	$____	$____	$____

Performance falling between Performance Metrics listed above will be calculated based on straight-line interpolation. 50% of the Restricted Stock Units granted will be eligible to be earned based on Currency Neutral Net Revenue Performance Metrics; 50% of the Restricted Stock Units granted will be eligible to be earned based on Adjusted Operating Income Metrics. Whether Performance Metrics have been met, to what extent and the number of Restricted Stock Units eligible to be earned pursuant to this Exhibit 1 shall be determined by the Human Capital and Compensation Committee in its sole discretion.
Example 1: Grantee is awarded 10,000 Restricted Stock Units. For the Performance Period, the Company achieves Currency Neutral Net Revenue of $____ and Adjusted Operating Income of $____. Based on the above chart, Grantee will earn 9,043 Earned RSUs based on 1,778 RSUs from Currency Neutral Net Revenue (3,500 x 51%) and 7,264 RSUs from Adjusted Operating Income (6,500 x 112%).*
Example 2: Grantee is awarded 10,000 Restricted Stock Units. For the Performance Period, the Company achieves Currency Neutral Net Revenue of $____ and Adjusted Operating Income of $____. Based on the above chart, Grantee will earn 11,161 Earned RSUs based on 6,044 RSUs from Currency Neutral Net Revenue (3,500 x 173%) and 5,117 RSUs from Adjusted Operating Income (6,500 x 79%).*

*Examples are provided solely for illustrative purposes. Actual performance is uncertain.